Exhibit 99.(a)(47)

MEDIA RELEASE

Gold Fields’ Annual General Meeting — A
Resounding Show of Support From
Gold Fields’ Shareholders

Johannesburg, 16 November 2004. At today’s Annual General Meeting, held at the company’s offices in Johannesburg, shareholders provided a strong endorsement to the Gold Fields Board and its strategy, which has delivered more than a 200% per share return to shareholders (including capital and dividends) since 1998.

All resolutions, with the exception of Ordinary Resolution 8 and Special Resolution 2, were passed. More than 70% of the company’s 492,032,965 shares in issue were represented and voted at the meeting.

Each of the directors proposed for re-election, including Chairman Chris Thompson, were successfully re-elected, in each case receiving more than 98% of the votes cast.

The two resolutions not passed required a 75% majority and, although approved by a majority, did not reach the required threshold and therefore failed.

Ian Cockerill, Chief Executive Officer, addressing the shareholders present, said:

“We are firmly committed to not only resisting this hostile bid, but to continuing with our strategy of creating value for shareholders. The core issue in this debate is that Harmony’s bid does not offer fair value for your shares in this great South African company. I urge you to reject Harmony’s hostile offer and not to tender your shares to them.”

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Gold Fields Limited
Reg. 1968/004880/06
24 St Andrews Road
Parktown, 2193

Postnet Suite 252
Private Bag X30500
Houghton, 2041
South Africa

Tel +27 11 644-2400
Dir +27 11 644-2460
Fa +27 11 484-0639
www.goldfields.co.za

Enquires

South Africa

Willie Jacobsz
Tel +27 11 644-2460
Fa +27 11 484-0639

North America

Cheryl A Martin
Tel +303 796-8683
Fa +303 796-8293

Directors: C M T Thompson* (Chairman), A J Wright (Deputy Chairman), I D Cockerill† (Chief Executive Officer), K Ansah#, G J Gerwel, N J Holland† (Chief Financial Officer), J M McMahon†, G R Parker‡, R L Pennant-Rea†, P J Ryan, T M G Sexwale, B R van Rooyen, C I von Christierson
*Canadian, †British, ‡American, #Ghanaian.
Corporate Secretary: C Farrel

Resolution	For	Against	Shares Voted
Ord Res No 1 - Adoption of	242,896,022	3,411,789	246,307,811
financial statements	98.61%	1.39%	100.00%

Ord Res No 2 - Re-election	242,205,876	3,387,342	245,593,218
Of Mr K Ansah as a director	98.62%	1.38%	100.00%

Ord Res No 3 - Re-election Of Mr G R Parker as a director	242,227,969	3,365,563	245,593,532
	98.63%	1.37%	100.00%

Ord Res No 4 - Re-election Of Mr TMG Sexwale as a director	340,512,092	3,551,197	344,063,289
	98.97%	1.03%	100.00%

Ord Res No 5 - Re-election Of Mr C M T Thompson as a director	242,151,891	3,444,006	245,595,897
	98.60%	1.40%	100.00%

Ord Res No 6 - Re-election Of Dr P J Ryan as a director	242,252,898	3,357,352	245,610,250
	98.63%	1.37%	100.00%

Ord Res No 7 - Placement of shares under the control of directors	179,330,633	164,720,392	344,051,025
	52.12%	47.88%	100.00%

Ord Res No 8 - Issuing	180,088,707	164,427,385	344,516,092
shares for cash	52.27%	47.73%	100.00%

Ord Res No 9 - Increase of	210,653,397	33,149,182	243,802,579
directors fees	86.40%	13.60%	100.00%

Ord Res No 10 - Special retainer for current Chairman on Board	307,246,757	34,961,453	342,208,210
	89.78%	10.22%	100.00%

Spec Res No 1 - Acquisition	315,098,946	29,494,185	344,593,131
of company’s own shares	91.44%	8.56%	100.00%

Spec Res No 2 - Amendment of company’s Articles of association	237,525,287	105,502,913	343,028,200
	69.24%	30.76%	100.00%

Ends

In the United States, Gold Fields Limited (“Gold Fields”) has filed a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.

The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make this document available and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other jurisdiction.

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